Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS FIRST QUARTER 2008 RESULTS

RenalGuard limited launch in Italy underway, with patients already treated

FRANKLIN, Mass., May 15, 2008 — PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three month period ended March 31, 2008.

First quarter 2008 total revenues were $1,168,000 compared with $1,493,000 in the first quarter of 2007. The net loss for the first quarter of 2008 was $762,000, or $0.03 per diluted share, compared to a net loss of $686,000, or $0.02 per diluted share, in the first quarter of 2007.

Mark R. Tauscher, president and chief executive officer of PLC Systems, Inc., stated, “We have continued to make substantial progress on our RenalGuard™ program so far this year. In March, we received conditional approval from the U.S. Food & Drug Administration to begin our U.S. multi-center pivotal trial to study the effectiveness of RenalGuard in reducing the incidence of Contrast-Induced Nephropathy (CIN). This pivotal clinical trial is expected to continue through 2009. Meanwhile, we secured our first order for RenalGuard consoles and single use sets in Europe, as part of our limited launch in Italy that began in the first quarter.  Patients are already being treated by some of these early adopting hospitals, and we are eager to gauge market reaction to our new product.”

Mr. Tauscher added, “Our TMR business produced a modest sequential improvement in kit shipments in the first quarter this year.  Based upon our current penetration of the market as well as a tightening of capital spending by healthcare institutions, we believe that this business’ success going forward will be more dependent upon kits sales and services, where we see opportunity for growth, than in laser systems. While we believe the business is stable, we do expect variation in quarterly rates of kits sales and services, making evidence of clear progress more difficult to assess. We continue to believe TMR therapy adoption is positioned for long-term growth in the hands of our exclusive U.S. distributor, Novadaq Technologies, building upon the synergies between our TMR system and Novadaq’s SPY® Imaging Technology.”

During the first quarter of 2008, PLC shipped one new CO2 Heart Laser (HL2) to a U.S. hospital through Novadaq, compared to three new HL2s shipped in the first quarter of 2007 through Edwards Lifesciences Corporation, PLC’s previous U.S. distribution partner. PLC ended the first quarter of 2008 with 170 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.

During the first quarter of 2008, 390 disposable TMR kits were shipped, consisting of 375 to hospitals in the U.S. by Novadaq, in addition to 15 kits shipped internationally by PLC. In comparison, a total of 372 and 457 disposable TMR kits were shipped worldwide during the fourth quarter of 2007 and the first quarter of 2007, respectively.

During the first quarter of 2008, PLC shipped 50 single use sets associated with its RenalGuard System internationally, along with five consoles, for its limited European launch of RenalGuard in Italy.

Conference Call

PLC Systems will host a conference call today, May 15, 2008, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (800) 638-4930, or internationally, (617) 614-3944, at least five minutes prior to the start of the call. The passcode is 63587177. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com.  An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 30142513, from 1:00 p.m. ET on May 15, 2008 through midnight on May 22, 2008.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

The company completed a pilot clinical safety study of its RenalGuard Therapy™ and RenalGuard System™ and has received its CE Mark Certificate for RenalGuard System. PLC recently received FDA conditional approval to commence a U.S. pivotal trial to study the effectiveness of its RenalGuard Therapy and Renal Guard System in the prevention of Contrast-Induced Nephropathy (CIN). RenalGuard Therapy is designed to reduce the toxic effects that contrast media can have on the kidneys. This therapy is based on the theory that creating and maintaining a high urine output is beneficial to patients undergoing imaging procedures where contrast agents are used. The real-time measurement and matched fluid replacement design of the RenalGuard System is intended to ensure that a high urine flow is maintained before, during and after these procedures. This should allow the body to rapidly eliminate contrast, reducing its toxic effects. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2007, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard, RenalGuard Therapy and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Product sales	$806	$1,134
Service fees	362	359
Total revenues	1,168	1,493

Cost of revenues:
Product sales	220	586
Service fees	185	208
Total cost of revenues	405	794
Gross profit	763	699

Operating expenses:
Selling, general and administrative	970	1,013
Research and development	608	491
Total operating expenses	1,578	1,504

Loss from operations	(815)	(805)

Other income, net	53	119
Net loss	$(762)	$(686)

Basic and diluted loss per share	$(0.03)	$(0.02)

Average shares outstanding:
Basic and diluted	30,329	30,311

CONDENSED BALANCE SHEET

	March 31, 2008	December 31, 2007
Cash and cash equivalents	$6,840	$8,060
Total current assets	9,828	10,733
Total assets	10,297	11,200
Total current liabilities	3,862	3,811
Shareholders’ equity	4,241	4,950

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